News Release
BioRestorative Therapies Announces Stock Trading On OTC Bulletin Board

JUPITER, Fla., Nov. 5, 2012 /PRNewswire/ -- BioRestorative Therapies, Inc. ("BRT" or the "Company") (OTC BB: BRTX), a life sciences company focused on stem cell based cellular therapies for various personal medical applications, announced today that its common stock has begun trading on the OTC Bulletin Board.

Mark Weinreb, Chief Executive Officer of BRT, commented on the up listing, "We went through a very thorough and diligent review process by FINRA to attain the Bulletin Board listing.  The Bulletin Board trading platform allows for more potential investors interested in purchasing our stock. We are extremely pleased to provide investors increased visibility and transparency that this regulated quotation service provides so the Company can continue the pursuit of its goal of becoming a leader in developing ground-breaking medical procedures."

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. ("BRT") develops medical procedures using cell and tissue protocols, primarily involving adult stem cells (non-embryonic), and allowing patients to undergo minimally invasive cellular-based treatments. BRT is developing the following scientific initiatives: Our brtxDISC™ Program (Disc Implanted Stem Cells) offers a non-surgical treatment for bulging and herniated discs and addresses the gap between non-invasive and invasive back procedures.

Our ThermoStem™Program focuses on treatments for metabolic disorders (diabetes, heart disease, etc.) and obesity and uses brown fat stem cells. Initial research indicates that increased amounts of brown fat in the body may be responsible for additional caloric burning as well as reduced glucose and lipid levels in the body. The Company also offers plant stem cell-based facial creams and products under the Stem Pearls® brand at www.stempearls.com.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Josh Dver
+1 212.896.1233 / +1 212.896.1239
pcarlson@kcsa.com / jdver@kcsa.com